Exhibit 10.46

BIOVAIL LABORATORIES INTERNATIONAL SRL
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between Biovail Laboratories International SRL (hereinafter the “Corporation”) and Michel Chouinard (hereinafter the “Executive”).

ARTICLE ONE — GENERAL DUTIES AND TERM

Scope of Employment / Duties

1.01         The Corporation will employ the Executive as the Chief Operating Officer (“COO”) of the Corporation.  The Executive will serve as an officer of the Corporation.  During the Employment Term (as defined below in Section 1.04), the Executive will devote substantially all of the Executive’s business efforts and time to the Corporation.  The Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect compensation without the prior approval of the President of the Corporation (the “President”); provided, however, that the Executive may (a) serve on the boards of directors of other companies (subject to reasonable approval of the President) and boards of trade associations or charitable organizations; (b) engage in charitable activities and community affairs; and (c) manage the Executive’s personal investments and affairs, as long as such activities do not violate Section 4.02 and do not materially interfere with the Executive’s duties and responsibilities for the Corporation.

1.02         The Corporation reserves the right to change the employment relationship over time, as it deems necessary or appropriate to comply with legal requirements or for ease of administration of employee benefits programs or other matters. The parties agree that, at the discretion of the Corporation, the Executive’s employment may be transferred to the Corporation’s affiliates or subsidiaries, as they may exist from time to time.

1.03         Notwithstanding 1.02, the Corporation acknowledges and agrees that the Executive’s principal residence is and shall remain in Barbados.

Term of Agreement

1.04         The Corporation hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions of this Agreement, commencing on February 24, 2010 (the “Employment Commencement Date”).  The period of the Executive’s employment under this Agreement will be referred to as the “Employment Term.”  Subject to the Corporation’s obligation to provide severance benefits and the parties’ obligation to provide a Notice of Termination (as defined below), the Executive and the Corporation acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason at the option of either the Executive or the Corporation.

ARTICLE TWO — COMPENSATION

Base Salary

2.01         As of the Employment Commencement Date, the Executive’s annualized base salary will be $343,120 (USD), payable in accordance with the Corporation’s normal payroll practices for employees generally, and will be subject to annual review in accordance with the Corporation’s normal review process for other similarly situated senior executives.

Incentive Compensation

2.02         The Executive will be eligible to participate in Biovail Corporation’s (“Biovail’s”) short term annual incentive compensation plan as such plan may be amended from time to time (the “Short Term Incentive Plan”) in accordance with the terms of the Short Term Incentive Plan.

Equity Compensation

2.03         Eligibility and Terms.

The Executive will be eligible to participate in Biovail’s equity compensation plan, as such plan may be amended from time to time (the “Equity Compensation Plan”), in accordance with the terms of the Equity Compensation Plan, except as may be otherwise indicated in this Agreement.

Employee Benefits

2.04         During the Employment Term, the Executive will be eligible to participate in employee benefit plans and programs that are offered to the Corporation’s other similarly-situated senior executives in accordance with the terms of such plans as they may change from time to time.  Nothing in this Agreement shall preclude the Corporation or any affiliate of the Corporation from terminating or amending any employee benefit plan or program from time to time before or after the Employment Commencement Date.

Expenses

2.05         The Executive shall be reimbursed for reasonable out of pocket business expenses, including travel and entertainment expenses, actually and properly incurred by the Executive in the course of performing the Executive’s services hereunder, upon furnishing to the Corporation reasonable supporting statements and vouchers; provided, however, that in any financial year in which the Corporation has provided to the Executive an approved budget, such expenses must not exceed the amount so budgeted without the prior written approval from the President.

Housing Allowance

2.06         While on assignment in Barbados, the Executive will receive a housing allowance in the amount of $6,000 USD per month.

Travel Allowance

2.07         While on assignment in Barbados, the Executive will be provided with reimbursement for the cost of two return airline tickets for travel home twice per year.

Company Vehicle

2.08         A company car will be provided to the Executive and related expenses will be paid or reimbursed by the Corporation.

Vacation

2.09         The Executive will be eligible for four (4) weeks of vacation annually, to be taken in accordance with the terms of the Corporation’s Vacation Policy, without regard to any lesser amount of vacation time set forth therein.  Notwithstanding the foregoing, the Executive’s eligibility for vacation in the year the Employment Term commences will be pro-rated in the manner specified in the Corporation’s Vacation Policy.  Eligibility for increases to vacation entitlement will be in accordance with local regulations.

ARTICLE THREE — TERMINATION AND RESIGNATION

Termination Date

3.01         For the purposes of this Agreement, “Termination Date” shall mean the date designated as the last day of the Executive’s employment or term of office with the Corporation as specified in a notice of termination given by the party that issues a notice of termination to the other party.

Termination of Employment By The Corporation Without Cause or By The Executive For Good Reason

3.02         If the Executive’s employment with the Corporation is terminated involuntarily either by a termination by the Corporation without Cause or a termination by the Executive for Good Reason, then, in addition to any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the Termination Date, the Executive will be eligible for the severance payments and benefits as described in this Section 3.02; provided that (i) the Executive continues to comply with the Restrictive Covenants (as defined below in Article Four); and (ii) the Executive executes, and does not revoke, a written waiver and release of all claims, demands and causes of action against the Corporation and related parties in a form prescribed by the Corporation, as limited by Section 3.10 (“Release”):

(a)           Within 60 days following the Executive’s Termination Date, the Executive will be paid a lump sum severance payment equal to (i) an amount that is one (1) times the Executive’s base salary (calculated using the Executive’s highest annual base salary in the three years prior to the Executive’s Termination Date) plus (ii) an amount that is one (1) times the Executive’s target level of annual incentive compensation for the year prior to the year in which the Executive’s Termination Date occurs;

(b)           The Executive will be entitled to a pro-rated portion of the Executive’s target level of annual incentive compensation under the Short Term Incentive Plan for the year in which the Executive’s Termination Date occurs. The pro-rated portion will be based on the number of months (rounded to the next highest number for a partial month) of the calendar year that elapsed prior to the Executive’s Termination Date and will be calculated and paid in accordance with the terms of the Corporation’s Short Term Incentive Plan; and

(c)           Until the earlier of (i) the date that ends a period of one (1) year following the Executive’s Termination Date, and (ii) the date, or dates, on which the Executive is eligible to receive benefits under the same type of plan of a subsequent employer (the “Benefit Period”), the Corporation will pay to the Executive a monthly payment on the first payroll date of each month equal to the cost of continued medical and dental coverage for the Executive and the Executive’s covered dependents under the medical and dental plans of the Corporation, less the amount that the Executive would be required to contribute for medical and dental coverage if the Executive were an active employee.  These payments will commence on the Corporation’s first payroll date after the Executive’s Termination Date and will continue until the end of the Benefit Period (and not beyond the end of the Benefit Period).

Termination of Employment By The Corporation For Cause Or The Executive’s Voluntary Resignation Without Good Reason

3.03         If the employment of the Executive is terminated by the Corporation for Cause or if the Executive voluntarily resigns from employment without Good Reason, then the Executive will forfeit the Executive’s right to receive any salary, Short Term Incentive Plan compensation, Equity Compensation Plan compensation or other compensation that has not been fully accrued at the time the Executive’s employment terminates; provided, however, that the Executive will be entitled to receive any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date.

Death or Disability

3.04         The Executive’s employment will terminate automatically upon the Executive’s death.  The Corporation may terminate the Executive’s employment if illness, disease, or physical or mental incapacity render the Executive generally incapable of performing the Executive’s duties or unfit to advance or represent the Corporation on a daily basis for a period of twelve (12) consecutive months and within such twelve (12) months, the Executive fails to produce to the Corporation a medical opinion indicating a reasonable time for the return of the Executive to the full-time assumption of the Executive’s past duties and responsibilities.  Nothing herein is intended to circumvent or abridge the Corporation’s short-term disability policy or long-term disability plan.  In the event of termination pursuant to the terms of this Section 3.03, the Executive or the Executive’s estate, as applicable, will be entitled to receive any salary, benefits or other amounts accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date.

Cause

3.05         For purposes of this Agreement, Cause includes:

(a)           conviction of the Executive, or the entering of a guilty plea or a plea of no contest by the Executive, with respect to a felony, any crime involving fraud, larceny or embezzlement or any other crime involving moral turpitude which may subject the business to damage in any way, or if generally known, would damage the business interests or reputation of the Corporation or any of its affiliates;

(b)           any act of fraud, misappropriation, material dishonesty, embezzlement or similar conduct involving the Corporation or any affiliates;

(c)           a material breach by the Executive of the Executive’s duties hereunder (other than as a result of incapacity due to physical or mental impairment) which is demonstrably willful and deliberate on the part of the Executive or which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation;

(d)           a material breach by the Executive of the Executive’s duties hereunder (other than as a result of incapacity due to physical or mental impairment), except as identified in Section 3.05(c) above, which breach is not remedied by the Executive within 30 days after receipt of written notice from the Corporation specifying such breach; or

(e)           the Executive’s failure to comply in any material way with any of the provisions of this Agreement.

Good Reason

3.06         For purposes of this Agreement, a voluntary resignation by the Executive will be deemed to be a termination for Good Reason if:

(a)           The Corporation makes:  (i) any assignment to the Executive of any duties which are materially inconsistent with the Executive’s position; (ii) any material reduction in the Executive’s authority, responsibilities or status; or (iii) a material reduction to the Executive’s base salary;

(b)           The Executive notifies the Corporation in writing of the Executive’s belief that the Corporation has taken an action identified in Section 3.06(a) within thirty (30) days of the event at issue;

(c)           The Corporation has not remedied the situation within thirty (30) days after receipt of written notice from the Executive;

(d)           The Executive provides a Notice of Termination within thirty (30) days after the Corporation’s opportunity to remedy the situation has expired; and

(e)           After a period of 5 years from the commencement of the assignment in Barbados (February 28, 2011), the Corporation is unable to provide the Executive with a position deemed comparable by the Corporation in another location other than Barbados.

Change in Control

3.07         (a)           The Corporation shall provide the payments and benefits described in Section 3.07(b) below only if:  (i) the Executive continues to comply with the Restrictive Covenants (as such term is defined below in Article Four); and (b) the Executive executes, and does not revoke, a Release (as defined above in Section 3.02).

(b)           Upon a Change in Control (as defined below in Section 3.07(c)), and an involuntary termination of the Executive’s employment either by the Corporation without Cause or by the Executive for Good Reason, which termination occurs within a period of twelve (12) months following the Change in Control, the Corporation shall provide to the Executive, in addition to any benefits or compensation accrued, earned and due to the Executive but not yet paid as of the Executive’s Termination Date, but in lieu of any payments or benefits to which the Executive is or might be entitled under Section 3.02 above:

(i)                                     a lump sum severance payment of (a) an amount that is equal to two (2) times the Executive’s base salary (calculated using the Executive’s highest annual base salary in the three years prior to the Executive’s Termination Date) plus (b) an amount that is equal to two (2) times the Executive’s target level of annual incentive compensation under the Short Term Incentive Plan for the year prior to the year in which the Executive’s Termination Date occurs, payable within thirty (30) days of the Executive’s Termination Date; and

(ii)                                  any unvested equity compensation awards held by the Executive shall automatically accelerate and become one hundred percent (100%) vested and, as applicable, exercisable, as of the Executive’s Termination Date.

(c)           For the purpose of this Section 3.07, “Change in Control” means the happening of any of the following events:

(i)             the completion of a transaction pursuant to which (A) the Corporation goes out of existence or (B) any person, or any Associate (as such terms defined in National Instrument 45-106 - Prospectus and Registration Exemptions, as amended from time to time, or such other successor rules, instruments or policies from time to time of Canadian provincial securities regulatory authorities which may govern trades of securities to employees, officers, directors or consultants (“NI45-106”)) or Related Entity (as such term is defined in NI45-106) of such person (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or a Related Entity, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of common shares of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Canada Business Corporations Act) of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities;

(ii)          the lease, exchange, license, sale or other similar disposition of all or substantially all of the Corporation’s assets in one transaction or a series of related transactions to a person, or any Associate or Related Entity of such person (other than an Associate or Related Entity of the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or a Related Entity, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of common shares of the Corporation);

(iii)       the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more persons which were Related Entities prior to such event;

(iv)      during any period of 24 consecutive months beginning on or after the date of the Equity Compensation Plan, the persons who were members of the Board immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Corporation, provided that any director who was not a director as of the date of the Equity Compensation Plan shall be deemed to be an Incumbent Director if such director is elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

(v)         a merger, amalgamation, arrangement or consolidation of the Corporation with any other corporation other than a merger, amalgamation, arrangement or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, amalgamation, arrangement or consolidation; provided, however, that a merger, amalgamation, arrangement or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities shall not constitute a Change in Control.

Notice of Termination

3.08         Any termination of employment by the Corporation or by the Executive shall be communicated by notice of termination to the other party hereto given in accordance with Section 5.09 (a “Notice of Termination”).  For purposes of this Agreement, Notice of Termination means a written notice that (a) identifies the specific termination provision in the Agreement relied upon, and (b), to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision identified, and (c)(i), in the case of a termination by the Corporation, specifies the Executive’s Termination Date which shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice; or (ii) in the case of a termination by the Executive without Good Reason, shall not be less than ninety (90) days after the giving of such notice.

Payments After Termination of Employment

3.09         Payments made by the Corporation to the Executive pursuant to this Agreement after the Executive’s Termination Date will be made by courier delivery service to the last address provided for notices to the Executive pursuant to Section 5.09 of this Agreement.

Release

3.10         The Release identified in Sections 3.02 and 3.07 will not require the Executive to release any right the Executive may have to indemnification as an officer, director or employee of the Corporation (or any affiliate thereof) pursuant to the articles of incorporation or bylaws (or other governing instruments) of the Corporation (or any affiliate thereof) or any vested benefits to which the Executive may be entitled under any employee benefit plan.

ARTICLE FOUR — EXECUTIVE’S OBLIGATIONS

Confidentiality

4.01         The Executive agrees to be bound by the terms of the confidentiality agreement (the “Confidentiality Agreement”) dated the date hereof, which Confidentiality Agreement has been read, understood and executed by the Executive, is attached hereto as Schedule A, and is incorporated by reference into this Agreement.  In the event of a conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall govern.

Non-Competition

4.02         The Executive acknowledges that the Corporation currently conducts business activities in North America and Barbados (the “Territory”).  The Executive further acknowledges that, in the future, the business activities are expected to substantially expand territorially.  Accordingly, the Executive hereby agrees and covenants that he shall not during the Employment Term and for a period of one (1) year following the Executive’s Termination Date for involuntary termination by the Corporation for Cause, voluntary termination by the Executive, or termination following a Change in Control, directly or in any manner whatsoever, including without limitation, either individually, in partnership, jointly or in conjunction with any other individual, partnership, corporation, unincorporated organization, trust, joint venture, the Crown or any agency or instrumentality thereof of any juridical entity, in the Territory (excluding, as applicable, any portions of the Territory in which the Corporation is no longer carrying on business at the relevant time) or in any other regions or countries where the Corporation may be carrying on business at the relevant time:

(a)                                  carry on, be engaged in, take part in or be a party to any Competitive Activity, directly or indirectly; or

(b)                                 consult, advise, render services to, lend money to, guarantee the debts or obligations of or permit the use of his name or any part thereof for any Competitive Activity.

For the purposes of this Section 4.02, a Competitive Activity shall be defined as that part, division or unit of any business: (i) that competes with or plans to actively compete with the business activities of the Corporation through, but not limited to, the formulation, clinical testing, registration, manufacturing or marketing of specialty pharmaceuticals and/or drug delivery technologies in the therapeutic categories on which the Corporation is focused, which include central nervous system disorders, pain management, cardiovascular disease, type II diabetes, and any other category in which the Corporation is focused in the future and excludes areas in which the Corporation is not actively engaged at the relevant time, (ii) with which the Corporation has a product(s) licensing agreement, (iii) in which the Corporation has a minority equity interest, or (iv) with which the Corporation is at the time actively negotiating a commercial relationship. For greater certainty, any specific and separate part, division or unit of any business that is not as described above in this paragraph shall not constitute a Competitive Activity for the purposes of this non-competition covenant.

During the continuance of his employment, the Executive shall not (other than solely as a holder of not more than three per cent (3%) of the issued and outstanding voting shares of any public corporation or as a shareholder of the Corporation) without the written approval of the board of directors of the Corporation, directly or indirectly, either individually or in partnership or in conjunction with any person, firm, association, syndicate, company or corporation as principal, agent, director, manager, servant, shareholder or in any other manner whatsoever) carry on or be engaged in or be concerned with or interested in any business or vocation whatsoever which would be reasonably judged to be a Competitive Activity or would impede the Executive in performing his duties as outlined herein.

The Executive may at any time, or from time to time, request the Corporation to advise the Executive in writing whether or not the Corporation considers a specified business to be a Competitive Activity.  Any such request shall be made by written notice to the Corporation that includes:  (i) the name of the specific business unit for which the Executive proposes to provide services; (ii) the name or names of any parent companies of such business unit; (iii) a description of the specific services which the Executive proposes to perform for such business unit; (iv) a statement as to why the Executive believes that the performance of such services will not adversely affect the Corporation’s legitimate interests.

Non-Solicitation

4.03         The Executive hereby covenants and agrees that the Executive shall not, during the Employment Term and for a period of twelve (12) months thereafter, solicit or contact, either directly or indirectly, any of the Customers, Prospective Customers or any suppliers of the pharmaceutical compounds used by the Corporation on the Executive’s own behalf, or on behalf of any entity, by which the Executive is hired or retained where such solicitation or contact has the purpose, intent or effect of inducing or attempting to induce any of the Customers, Prospective Customers or suppliers of the pharmaceutical compounds used by the Corporation to cease to deal or to decline to deal with the Corporation, to alter the products or quantities of products acquired from or supplied to the Corporation, or to alter the terms on which any of them deal with the Corporation. “Customers” means customers of the Corporation with which the Executive had personal contact or had supervision over the efforts of those who had direct personal contact with such customers during the last two (2) years of the

Employment Term.  “Prospective Customer” means any organizations or entities with which the Executive had contact, and which had been actively contacted and solicited for their business by representatives of the Corporation, both during the last two (2) years of the Employment Term.

Non-Hiring

4.04         The Executive hereby covenants and agrees that the Executive shall not, during the Employment Term and for a period of twelve (12) months thereafter, either directly or indirectly, solicit or endeavour to solicit any of the Corporation’s employees with the purpose, intent or effect of having such employees cease their employment with the Corporation, and shall not for a period twelve (12) months from the end of the term of this Agreement hire or assist in the hiring of any of the Corporation’s employees on the Executive’s own behalf or on behalf of any entity by which the Executive is hired or retained or with which he is associated in any other manner.  Notwithstanding the foregoing, the Executive shall not be considered in breach of this section should the Executive solicit for hiring such Executive’s administrative assistant.

Injunctive Relief

4.05         The Executive acknowledges and agrees that the agreements and covenants in this Article Four are essential to protect the business and goodwill of the Corporation and that a breach by the Executive of the covenants in Sections 4.01, 4.02, 4.03 and 4.04 hereof could result in irreparable harm to the Corporation for which the Corporation could not be adequately compensated in damages and that, accordingly, the Corporation may have no adequate remedy at law if the Executive breaches such provisions.  Consequently, if the Executive breaches any of such provisions, the Corporation shall have, in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

Severability of Covenants in Full or in Part

4.06         The parties acknowledge that the provisions of Article Four hereof (the “Restrictive Covenants”) are reasonable in geographic and temporal scope and in all other respects.  If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the Executive and the Corporation agree that the remainder of the Restrictive Covenants shall not be affected by the deemed invalid portions.

Assignment of IP

4.07         The Executive shall disclose to the Corporation any and all Intellectual Property (as defined in the Confidentiality Agreement) which the Executive may make solely, jointly, or in common with other employees during the term of the Executive’s employment within the Corporation and which relates to the business.  Any Intellectual Property coming within the scope of the business made and/or developed by the

Executive while in the employ of the Corporation, whether or not conceived or made during regular working hours, and whether or not the Executive is specifically instructed to make or develop same, shall be for the benefit of the Corporation and shall be regarded as work made in the course of employment for the purposes of the Copyright Act (Canada).  The Executive assigns, sets over and transfers to the Corporation the Executive’s entire right, title and interest in and to any and all of the Intellectual Property and to all letters patent and applications for letters patent which may be, or may have been filed and/or issued by or to the Executive or on the Executive’s behalf and the Executive agrees to execute and deliver to the Corporation any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation to obtain and enforce protection of the Intellectual Property, without the requirement for additional compensation.  To the extent of any rights the Executive may have with respect to the Intellectual Property which are not assignable, including but not limited to moral rights, the Executive hereby waives same.  The Executive will execute and deliver to the Corporation or its successors and assigns, including after the Employment Term, such other and further assignments, instruments and documents as the Corporation from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and world-wide ownership of all rights, titles, and copyrights, in and to the Intellectual Property, without the requirement for additional compensation. The Executive constitutes and appoints the Corporation as agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments, documents as the Executive may fail to or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

Standards of Business Conduct

4.08         The Executive acknowledges and agrees that the Executive has read and understood and agrees to be bound by Biovail’s Standards of Business Conduct, which is attached hereto as Schedule B.

No Conflicting Obligations

4.09         The Executive warrants to the Corporation that:

(a)           the performance of the Executive’s duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the Confidential Information of any third party; and

(b)           the Executive is not bound by any agreement with or obligation to any third party that conflicts or interferes with the Executive’s obligations as an employee of the Corporation.

ARTICLE FIVE - INTERPRETATION AND ENFORCEMENT

Independent Legal Advice

5.01         The Executive has had the opportunity to receive independent legal advice regarding this Agreement (for which the Executive has been reimbursed by the Corporation), and the Executive agrees to the terms and conditions of this Agreement.

Severability

5.02         The parties further acknowledge that if any provision contained in this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Sections and Headings

5.03         The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Number and Gender

5.04         In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Entire Agreement

5.05         This Agreement and all the Schedules hereto constitute the entire Agreement between the parties with respect to the subject matters hereof and cancel and supersede any prior understandings and agreements between the parties with respect thereto (including, but not limited to, the Executive’s employment agreement dated June 16, 2008 and any agreement involving an entity for whom the Executive provides or has provided consulting services).  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

5.06         No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in written waiver, shall be limited to the specific breach waived.

Governing Law

5.07         This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of Barbados and all legal proceedings contemplated in this Agreement shall be brought in, and be governed by, the laws of Barbados, without regard to principles of conflicts of law.

Notices

5.08         Any demand, notice or other communication (hereinafter in this Section 5.09 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery addressed respectively to the recipients:

To the Executive:

Michel Chouinard

To the Corporation:

Biovail Laboratories International, SRL

Welches  Christ Church

Barbados, WI 17154

Attn: President

or such other address or individual as may be designated by notice by either party to the other.  Any communication made or given by personal delivery shall be conclusively deemed to have been given on the day of the actual delivery thereof.

Benefit of Agreement

5.09         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns.

Assignment

5.10         The Executive may not assign the Executive’s rights or obligations under this Agreement without the prior written consent of the Corporation which consent may be unreasonably withheld.  The Corporation may unilaterally assign this agreement to an affiliate without consent but on notice to the Executive.

Execution of Agreement

5.11         The Executive acknowledges that the Executive has executed this Agreement freely; that the Executive has reviewed this Agreement thoroughly; that the Executive agrees with its contents; and that the terms herein are reasonable for the fair protection of both the Executive and the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates identified below at St. Michael, Barbados.

BIOVAIL LABORATORIES		EXECUTIVE
INTERNATIONAL SRL

By:	/s/ WILLIAM WELLS	/s/ MICHEL CHOUINARD
Name:	WILLIAM WELLS	MICHEL CHOUINARD
Title:	President

Date:	February 24, 2010	Date: February 24, 2010

SCHEDULE A

CONFIDENTIALITY AGREEMENT

“SCHEDULE A”

BIOVAIL CORPORATION

(and its Subsidiaries, Divisions, and Affiliates)

CONFIDENTIALITY AGREEMENT

As an employee of Biovail Corporation (the “Corporation”), I acknowledge that I may acquire or have disclosed to me by the Corporation or by any affiliate, associate, or technology partner of the Corporation, either directly or indirectly, in writing, conversation, or through observation, various information about the business of the Corporation which is not in the public domain and which the Corporation does not wish to be divulged to other persons, companies, or third parties.  I further understand that the Corporation’s Confidential Information (as defined below) is essential to its competitive advantage and to its ability to be financially viable.  I further understand that the unauthorized disclosure of such Confidential Information may cause the Corporation irreparable injury that may not be rectified in the future.

Therefore, as a condition and in consideration of my employment with the Corporation, I understand and agree that while employed with the Corporation and for a period of time thereafter (as more particularly described below), I am required to hold confidential and not to disclose to anyone without the written authority from the Corporation any knowledge, information, or facts concerning the Corporation’s:

•                  research and development activities

•                  technological plans, advances, applications and inventions

•                  technical specifications, designs and plans

•                  materials and sources of supply

•                  discoveries, inventions, trade secrets, patents

•                  financial affairs, contracts, licensing agreements, customer lists, pricing practices, marketing strategies

•                  any other information regarding the Corporation, its products and their development which is not in the public domain

All of the foregoing shall hereinafter collectively be referred to as the “Confidential Information”.

For a period commencing on the date I commenced my employment with the Corporation and ending ten (10) years from the date of the termination of my employment with the Corporation, I shall keep confidential any and all Confidential Information which has been disclosed to me in writing or through oral communications and shall not divulge in any manner whatsoever any such information to any person, firm, corporation, partnership or similar entities without the Corporation’s written authority.

Should I breach or threaten to breach this Agreement, I shall be liable to the Corporation in equity and/or in law for damages that may be suffered by the Corporation as a result of the breach or threatened breach.  I understand that a breach of this Agreement may result in irreparable harm to the Corporation such as to warrant the entitlement by the Corporation to an interlocutory and/or permanent injunction or other equitable relief against me, and an award of damages including punitive, exemplary and aggravated damages, together with legal costs and expense and I specifically agree that I will not argue the adequacy of damages or the Corporation’s ability to seek equitable relief in any such proceeding.

All Confidential Information supplied by the Corporation to me during the course of my employment and any rights related thereto, including but not limited to rights of know how, patent, trademark and copyright, with respect to existing products or those that are developed during or after my employment, are and remain the exclusive and absolute property of the Corporation.

I shall not, except as and to the extent required to enable me to carry out my duties with the Corporation, make any copies or reproduce the Confidential Information nor shall I remove or cause to have removed from the premises of the Corporation during my employment any Confidential Information unless required to do so in order to fulfill my duties with the Corporation.  Such copies or reproductions shall be strictly subject to the terms and conditions of this Agreement.  I shall take such steps as are necessary to restrict access to and protect the confidentiality of such copies or reproductions of the Confidential Information. Any such copies or reproductions made shall become the exclusive and absolute property of the Corporation.

Upon request of the Corporation, I agree to immediately surrender to the Corporation all documentation and information - notes, drawings, recordings, manuals, letters, correspondence,

computer data and programs, records, books or any other materials relating to the Confidential Information which is in my possession without my retaining any copies or duplicates thereof.

I agree that this Agreement shall be construed in accordance with the laws of the Province of Ontario and I agree that the applicable courts of the Province of Ontario shall have exclusive jurisdiction with respect to any dispute or breach herein and I hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

This Agreement shall enure to the benefit of and shall be binding upon my successors, heirs and attorneys.

The disclosure or divulging of any Confidential Information contrary to this Agreement, or the violation of this Agreement in any way shall result in my immediate termination of employment, in addition to which I may be subject to criminal prosecution and civil liability.

I acknowledge and agree that I have executed this Agreement freely and with the benefit of independent legal advice and the terms herein are fair and reasonable.

I acknowledge and agree to the foregoing.

Employee Signature:	Date:

Witness Signature:	Date:

SCHEDULE B

STANDARDS OF BUSINESS CONDUCT

[See Standards of Business Conduct posted on http://www.biovail.com]